As filed with the Securities and Exchange Commission on April 6, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement Under
The Securities Act of 1933

THE BANC CORPORATION
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	63-1201350
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification Number)
17 North Twentieth Street
Birmingham, Alabama 35203
(Address of Principal Executive Offices)
(Zip Code)
Stock Issued to Continuing Directors in Satisfaction of
Deferred Compensation Plan Obligations
(Full Title of the Plans)
C. STANLEY BAILEY
Chief Executive Officer
The Banc Corporation
17 North Twentieth Street
Birmingham, Alabama 35203
(Name and Address of Agent for Service)
(205) 326-2265
(Telephone Number, including Area Code, of Agent for Service)
The Commission is requested to send copies of all notices and other communications to:
William W. Horton
Haskell Slaughter Young & Rediker, LLC
1400 Park Place Tower
2001 Park Place North
Birmingham, Alabama 35203
Tel: (205) 254-1448
Fax: (205) 324-1133

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be Registered	Amount to be	Offering Price	Aggregate Offering	Amount of
	Registered	Per Share (1)	Price (1)	Registration Fee (1)
Common Stock, par value $.001 per share	28,158 shares	$10.61	$298,756.38	$31.97

(1)	All shares of stock that are the subject of this Registration Statement on Form S-8 were treated as having a value of $10.61 per share, representing the fair market value of the shares of stock on July 31, 2005, the contractually specified date of issuance.

PART I
PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption From Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX
EX-4.1 TERMINATION AGREEMENT/THOMAS E. JERNIGAN, JR.
EX-4.2 TERMINATION AGREEMENT/ROGER BARKER
EX-4.3 TERMINATION AGREEMENT/K. EARL DURDEN
EX-4.4 TERMINATION AGREEMENT/BARRY MORTON
EX-4.3 TERMINATION AGREEMENT/MICHAEL E. STEPHENS
EX-5 OPINION OF HASKELL SLAUGHTER YOUNG & REDIKER, LLC
EX-23.1 CONSENT OF CARR, RIGGS & INGRAM, LLC
EX-23.2 CONSENT OF ERNST & YOUNG LLP

INTRODUCTORY NOTE
     This Registration Statement on Form S-8 is filed to register shares of Common Stock, par value $.001 per share, of The Banc Corporation, a Delaware corporation (the “Company”), issued to certain directors of the Company in satisfaction of existing Deferred Compensation Agreements between such directors and the Company and/or its principal subsidiary Superior Bank (formerly The Bank).
     Beginning in 1999, the Company and The Bank offered their directors the opportunity to forgo receipt of cash directors’ fees and in exchange therefor to enter into Deferred Compensation Agreements, pursuant to which the Company and/or The Bank agreed to pay to such directors variable deferred compensation benefits based upon the investment performance of certain simulated cash-value insurance policies. The directors’ entitlement to such benefits fully vested after ten years of service, and such benefits were payable upon the directors’ attainment of Normal Retirement Age (as defined). Each Deferred Compensation Agreement represented an independent contractual obligation between the Company or The Bank and an individual director, and the Deferred Compensation Agreements were not terminable by the Company except upon the occurrence of specified events. Accordingly, the benefits payable represented a contingent obligation of the Company and/or The Bank which varied in amount based upon the performance of the simulated insurance portfolios.
     Some of the directors with Deferred Compensation Agreements retired as directors in June 2005. Those directors received the benefits specified in their respective Deferred Compensation Agreements based on their vested percentage and on whether they had achieved Normal Retirement Age. In order to eliminate the remaining contingent obligation to those directors with Deferred Compensation Agreements who continued to service as directors, the Board of Directors of the Company determined to offer such directors the opportunity to receive common stock of the Company valued at an amount equal to their Deferral Account balances, the minimum amount payable under the Deferred Compensation Agreements, in full satisfaction of all obligations under their Deferred Compensation Agreements. According to the terms offered to such directors, the stock issued would be valued at the closing price of the Company’s common stock as reported on the NASDAQ National Market System on July 31, 2005. To accept such offer, such directors had to enter into written agreements terminating their respective Deferred Compensation Agreements and electing to receive stock in satisfaction of all of the Company’s and/or The Bank’s obligations thereunder.
     As of July 31, 2005, five directors had accepted the offer and provided the Company with such written termination agreements. Accordingly, the Company is issuing an aggregate of 28,158 shares of its common stock to such directors, which are the shares covered by this Registration Statement on Form S-8. Each of the original Deferred Compensation Agreements and the related termination agreements constitutes an “employee benefit plan”, as such term is defined in Rule 405 of Regulation C.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to specified officers and employees pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). The documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II below, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The Banc Corporation, a Delaware corporation (the “Company”), incorporates by reference into this Registration Statement on Form S-8 (the “Registration Statement”) the following documents which have previously been filed by the Company with the Securities and Exchange Commission (the “Commission”):
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

(b)	The Company’s Current Reports on Form 8-K dated as of January 4, 2006, January 26, 2006, February 27, 2006, and March 6, 2006.

(c)	The description of securities to be registered contained in the Registration Statement filed with the Commission on Form 8-A under the Securities Exchange Act of 1934 ( the “Exchange Act”) and declared effective on November 4, 1998, including any amendment or reports filed for the purpose of updating such description.

(d)	All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
     Notwithstanding any other provision of this Item 3, no portion of any document listed above which is furnished to, but not filed with, the Securities and Exchange Commission shall be deemed to be incorporated by reference herein unless such furnished portion is expressly so incorporated. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Certain legal matters with respect to the validity of the shares of Company Common Stock offered hereby will be passed upon for the Company by Haskell Slaughter Young & Rediker, LLC, Birmingham, Alabama. Attorneys with Haskell Slaughter Young & Rediker, LLC beneficially own 21,100 shares of Company’s Common Stock.

Item 6. Indemnification of Directors and Officers
     Section 102(b)(7) of the Delaware General Corporate Law (“DGCL”) permits a Delaware corporation in its certificate of incorporation to limit or eliminate, subject to certain statutory limitations, the personal liability of their directors in certain circumstances. The Company’s Restated Certificate of Incorporation (the “Certificate”) contains a provision eliminating or limiting director liability to the Company and its stockholders for monetary damages arising from acts or omissions in the director’s capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director’s fiduciary duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, this provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.
     Section 145 of the DGCL grants corporations the right to indemnify their directors, officers, employees and agents in accordance with its provisions. Section 9.2 of the Company’s Certificate provides for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of the Company who, by reason of the fact that he or she is a director, officer, employee, or agent of the Company, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.
     The Company has entered into agreements with some of its directors and executive officers pursuant to which the Company has agreed to indemnify such directors and executive officers against liability incurred by them by reason of their services as a director or officer to the fullest extent allowable under applicable law. In addition, the Company has purchased insurance containing customary terms and conditions as permitted by Delaware law on behalf of its directors and executive officers, which may cover liabilities under the Securities Act.
Item 7. Exemption From Registration Claimed
     Not applicable.

Item 8. Exhibits

Exhibit
Number	Description of Exhibit
(3)	The Banc Corporation Restated Certificate of Incorporation, filed as Exhibit (3) to the Company’s Current Report on Form 8-K dated June 15, 2005, is hereby incorporated herein by reference.

(4)-1	Termination Agreement, dated July 31, 2005, by and between The Banc Corporation, The Bank and Thomas E. Jernigan, Jr.

(4)-2	Termination Agreement, dated July 31, 2005, by and between The Banc Corporation, The Bank and Roger Barker.

(4-3)	Termination Agreement, dated July 31, 2005, by and between The Banc Corporation, The Bank and K. Earl Durden.

(4)-4	Termination Agreement, dated July 31, 2005, by and between The Banc Corporation, The Bank and Barry Morton.

(4)-5	Termination Agreement, dated July 31, 2005, by and between The Banc Corporation, The Bank and Michael E. Stephens.

(5)	Opinion of Haskell Slaughter Young & Rediker, LLC as to the legality of The Banc Corporation Common Stock being registered.

(23)-1	Consent of Carr, Riggs & Ingram, LLC.

(23)-2	Consent of Ernst & Young LLP.

(23)-3	Consent of Haskell Slaughter Young & Rediker, LLC (included in Exhibit 5).

24	Powers of Attorney (set forth on the signature page of this Registration Statement).
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or, otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on April 6, 2006.

THE BANC CORPORATION

By	/s/ C. STANLEY BAILEY

C. Stanley Bailey
Chief Executive Officer
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Stanley Bailey, Rick D. Gardner and James C. Gossett, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statements relating to the offering to which this Registration Statement relates, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ C. Stanley Bailey C. Stanley Bailey	Chief Executive Officer and Director (Principal Executive Officer)	April 6, 2006
/s/ James C. Gossett James C. Gossett	Chief Accounting Officer (Principal Financial and Accounting Officer)	April 6, 2006
/s/ James A. Taylor James A. Taylor	Chairman of the Board	April 6, 2006

/s/ James Mailon Kent, Jr. James Mailon Kent, Jr.	Director	April 6, 2006
/s/ K. Earl Durden K. Earl Durden	Director	April 6, 2006
/s/ Roger Barker Roger Barker	Director	April 6, 2006
/s/ Thomas E. Jernigan, Jr. Thomas E. Jernigan, Jr.	Director	April 6, 2006
/s/ Michael E. Stephens Michael E. Stephens	Director	April 6, 2006
/s/ James M. Link James M. Link	Director	April 6, 2006
/s/ Barry Morton Barry Morton	Director	April 6, 2006
/s/ James C. White, Sr. James C. White, Sr.	Director	April 6, 2006
/s/ Robert R. Parrish, Jr. Robert R. Parrish, Jr.	Director	April 6, 2006
/s/ Rick D. Gardner. Rick D. Gardner	Director	April 6, 2006
/s/ C. Marvin Scott C. Marvin Scott	Director	April 6, 2006

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
(3)	The Banc Corporation Restated Certificate of Incorporation, filed as Exhibit (3) to the Company’s Current Report on Form 8-K dated June 15, 2005, is hereby incorporated herein by reference.

(4)-1	Termination Agreement, dated July 31, 2005, by and between The Banc Corporation, The Bank and Thomas E. Jernigan, Jr.

(4)-2	Termination Agreement, dated July 31, 2005, by and between The Banc Corporation, The Bank and Roger Barker.

(4)-3	Termination Agreement, dated July 31, 2005, by and between The Banc Corporation, The Bank and K. Earl Durden.

(4)-4	Termination Agreement, dated July 31, 2005, by and between The Banc Corporation, The Bank and Barry Morton.

(4)-5	Termination Agreement, dated July 31, 2005, by and between The Banc Corporation, The Bank and Michael E. Stephens.

(5)	Opinion of Haskell Slaughter Young & Rediker, LLC as to the legality of The Banc Corporation Common Stock being registered.

(23)-1	Consent of Carr, Riggs & Ingram, LLC.

(23)-2	Consent of Ernst & Young LLP.

(23)-3	Consent of Haskell Slaughter Young & Rediker, LLC (included in Exhibit 5).

24	Powers of Attorney (set forth on the signature page of this Registration Statement).